Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS

RECORD SECOND QUARTER 2021 RESULTS AND

DECLARES REGULAR QUARTERLY CASH DIVIDEND

Columbus, Ohio, August 5, 2021 Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, today announced results for the second quarter ended June 30, 2021, and announced that IBP’s Board of Directors has approved the Company’s third quarter cash dividend.

Second Quarter 2021 Highlights (Comparisons are to Prior Year Period)

•	Net revenue increased 23.9% to a record $488.1 million
•	Net income increased 46.9% to a record $37.2 million
•	Adjusted EBITDA* increased 23.7% to a record $78.0 million
•	Net income per diluted share increased 46.5% to a record $1.26
•	Adjusted net income per diluted share* increased 42.0% to a record $1.59
•

Supply chain disruptions had an estimated $2.8 million to $2.9 million impact on second quarter gross profit, which reduced gross profit margin by an estimated 60 basis points and reduced earnings by approximately $0.07 to $0.08 per diluted share

•	At June 30, 2021, IBP had $203.9 million in cash, cash equivalents, and investments, and nothing drawn on its existing $200.0 million revolving line of credit
•	Declared second quarter regular cash dividend of $0.30 per share, and today announced the third quarter cash dividend of $0.30 per share.

“We achieved another record quarter of revenues and profitability, which is a testament to the continued hard work of our team members and the valuable services we provide our nationwide customers each day,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Demand strengthened during the second quarter as sales were up 11.7% from the 2021 first quarter, despite continued supply chain and material challenges. In fact, on a same branch basis, volume growth was up 17.0%, from the prior year period, demonstrating strong demand in our single-family end market.”

“As expected, the building products supply chain remained constrained during the second quarter, which we believe will continue for the foreseeable future. These trends continue to impact our ability to purchase certain materials and, in some cases, affected our ability to complete work on behalf of certain customers primarily within our multi-family end market. As a result, during the second quarter we continued to buy from distributors and local retailers to meet customer demand, which we estimate reduced gross profit by approximately $2.8 million to 2.9 million. Gross profit was also impacted by higher year-over-year fuel costs and reduced efficiencies within our large commercial construction operation related to continued challenges from the COVID-19 pandemic. Despite these impacts, IBP’s operating profit margin improved by 23 basis points over the second quarter last year and profitability improved across the board from first quarter levels.”

“I am extremely proud of our record financial and operating performance and long-term demand trends remain strong throughout our single-family, multi-family and commercial end markets. In addition, we continue to have a robust pipeline of acquisition opportunities across multiple geographies, products, and end markets. Given these positive trends, we believe 2021 will be another record year for IBP,” concluded Mr. Edwards.

Acquisition Update

IBP continues to prioritize profitable growth through its proven strategy of acquiring well-run installers of insulation and complementary building products. To date in 2021, we have completed five acquisitions representing approximately $79 million of annual revenues. In the last 12 months, we have completed acquisitions with over $171 million of annual revenues. For 2021, the Company continues to target approximately $100 million of acquired revenue, which IBP may exceed depending on the timing of acquisitions within its large and growing pipeline.

During the 2021 second quarter, IBP acquired General Ceiling & Partitions, Inc, a Colorado Springs, Colorado based installer of drywall, framing, ceiling tiles, and firestopping/insulation for commercial customers, with annual revenue of approximately $11.5 million. Also, in the 2021 second quarter IBP acquired Reliable Glass & Mirror, LLC, a Louisiana based provider of glass and mirror installation services to residential and commercial customers, with annual revenue of approximately $2.6 million.

Second Quarter 2021 Results Overview

For the second quarter of 2021, net revenue was $488.1 million, an increase of 23.9% from $393.9 million in the second quarter of 2020. On a same branch basis, net revenue improved 13.1% from the prior year quarter, attributable to a 17.0% increase in the volume of jobs completed. Price/mix in the quarter was down 2.7% compared to the same period last year, attributable to end-market and product mix. Sequentially, price/mix improved from the negative 6.1% reported in the first quarter, as selling price increases partially offset the mix shift within the single-family end market. Residential same branch sales growth was 16.2% in the quarter. Our commercial construction end-market increased 15.0% for the second quarter of 2021, as a result of recent acquisitions, while same branch sales within this market declined 5.3% primarily due to continued challenges associated with the COVID-19 crisis. This was a substantial improvement over the 14.5% decline in the first quarter of this year.

Gross profit improved 19.5% to $151.9 million from $127.1 million in the prior year quarter. Adjusted gross profit* as a percent of total revenue was 31.1% which adjusts for the Company’s share-based compensation expense, as well as directly related COVID-19 expenses, compared to 32.4% for the same period last year. Second quarter gross profit was reduced by an estimated $2.8 million to $2.9 million from supply chain disruptions that occurred during the quarter, which reduced gross profit margin by 60 basis points and had the same impact to operating profit margin and adjusted EBITDA* margin. Selling and administrative expense, as a percent of net revenue, was 18.3% compared to 19.8% in the prior year quarter, the lowest and most favorable quarterly result since becoming a public company. Adjusted selling and administrative expense*, as a percent of net revenue, was 17.4% compared to 18.9% in the prior year quarter.

The effective tax rate for the second quarter was 19.4%, below our annual forecasted range of 25% to 27%. The lower tax rate reflects a tax benefit related to the change in stock price at the time of vesting during the second quarter of 2021 and the price at the time the restricted stock was granted. While it is typical to experience a tax benefit or impact from this dynamic during the second quarter of each year, the change in stock price from the grant date to the vesting date during second quarter of 2021 was more substantial than prior years. We continue to expect a full year effective tax rate of 25% to 27% for 2021.

Net income was $37.2 million, or $1.26 per diluted share, compared to $25.3 million, or $0.86 per diluted share in the prior year quarter. Adjusted net income* was $47.1 million, or $1.59 per diluted share, compared to $33.2 million, or $1.12 per diluted share in the prior year quarter. Adjusted net income accounts for the impact of non-core items in both periods, including COVID-19 expenses and an addback for non-cash amortization expense related to acquisitions.

Adjusted EBITDA* was $78.0 million, a 23.7% increase from $63.1 million in the prior year quarter, largely due to higher sales, increased gross profit, and leverage on selling and administrative expenses compared to the prior year quarter.

2021 Third Quarter Regular Cash Dividend

IBP’s Board of Directors has approved the Company’s quarterly cash dividend of $0.30 per share, payable on September 30, 2021, to stockholders of record on September 15, 2021.

Conference Call and Webcast

The Company will host a conference call and webcast on August 5, 2021 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through September 5, 2021, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13721023.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of over 190 branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, industry conditions, our financial and business model, payments of a quarterly cash dividend, the demand for our services and product offerings, trends in the large commercial business, the impact of the COVID-19 crisis on our business and end markets, supply chain and material constraints, expansion of our national footprint and end markets, diversification of our products, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions and the expected amount of acquired revenue, our ability to improve sales and profitability, the impact of the COVID-19 crisis on our financial results, and expectations for demand for our services and our earnings in 2021. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the duration, effect and severity of the COVID-19 crisis; any recurrence of COVID-19, including through any new variant strains of the virus, and the related surges in positive COVID-19 cases; the adverse impact of the COVID-19 crisis on our business and financial results, our supply chain, the economy and the markets we serve; general economic and industry conditions; the material price and supply environment; the timing of increases in our selling prices; the risk that the Company may reduce, suspend or eliminate dividend payments in the future; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. In addition, any future declaration of dividends will be subject to the final determination of our Board of Directors. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Net revenue	$488,098	$393,939	$925,164	$791,270

Cost of sales	336,212	266,800	647,851	547,871

Gross profit	151,886	127,139	277,313	243,399

Operating expenses

Selling	22,631	19,011	43,489	39,366

Administrative	66,474	59,060	131,551	119,255

Amortization	9,178	6,724	17,574	13,404

Operating income	53,603	42,344	84,699	71,374

Other expense, net

Interest expense, net	7,520	7,757	15,094	15,115

Other (income) expense	(92)	129	(11)	129

Income before income taxes	46,175	34,458	69,616	56,130

Income tax provision	8,962	9,121	15,112	14,805

Net income	$37,213	$25,337	$54,504	$41,325

Other comprehensive (loss) income, net of tax:

Net change on cash flow hedges, net of tax benefit (provision) of $1,244 and $51 for the three months ended June 30, 2021 and 2020, respectively, and $(2,184) and $1,990 for the six months ended June 30, 2021 and 2020, respectively	(3,687)	(150)	6,470	(5,758)

Comprehensive income	$33,526	$25,187	$60,974	$35,567

Basic net income per share	$1.27	$0.86	$1.86	$1.40

Diluted net income per share	$1.26	$0.86	$1.84	$1.39

Weighted average shares outstanding:

Basic	29,374,801	29,447,121	29,330,910	29,584,782

Diluted	29,609,744	29,584,167	29,612,101	29,757,560

Cash dividends declared per share	$0.30	$-	$0.60	$-

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
ASSETS

Current assets
Cash and cash equivalents	$203,911	$231,520
Accounts receivable (less allowance for credit losses of $8,291 and $8,789 at June 30, 2021 and December 31, 2020, respectively)	283,304	266,566
Inventories	99,482	77,179
Prepaid expenses and other current assets	49,308	48,678

Total current assets	636,005	623,943
Property and equipment, net	105,734	104,022
Operating lease right-of-use assets	60,310	53,766
Goodwill	249,982	216,870
Customer relationships, net	124,567	108,504
Other intangibles, net	70,345	62,889
Other non-current assets	26,678	17,682

Total assets	$1,273,621	$1,187,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$24,275	$23,355
Current maturities of operating lease obligations	20,489	18,758
Current maturities of finance lease obligations	1,822	2,073
Accounts payable	108,164	101,462
Accrued compensation	53,415	45,876
Other current liabilities	55,850	44,951

Total current liabilities	264,015	236,475
Long-term debt	543,592	541,957
Operating lease obligations	39,188	34,413
Finance lease obligations	2,756	2,430
Deferred income taxes	8,581	35
Other long-term liabilities	52,949	53,184

Total liabilities	911,081	868,494
Commitments and contingencies
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	-	-
Common stock; $0.01 par value: 100,000,000 authorized, 33,264,517 and 33,141,879 issued and 29,701,575 and 29,623,272 shares outstanding at June 30, 2021 and December 31, 2020, respectively	333	331
Additional paid in capital	205,597	199,847
Retained earnings	306,107	269,420
Treasury stock; at cost: 3,562,942 and 3,518,607 shares at June 30, 2021 and December 31, 2020, respectively	(147,204)	(141,653)
Accumulated other comprehensive loss	(2,293)	(8,763)

Total stockholders’ equity	362,540	319,182

Total liabilities and stockholders’ equity	$1,273,621	$1,187,676

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six months ended June 30,
	2021	2020

Cash flows from operating activities

Net income	$54,504	$41,325

Adjustments to reconcile net income to net cash provided by operating activities

Depreciation and amortization of property and equipment	21,570	20,623

Amortization of operating lease right-of-use assets	10,549	8,545

Amortization of intangibles	17,574	13,404

Amortization of deferred financing costs and debt discount	663	670

Provision for credit losses	102	2,668

Gain on sale of property and equipment	(560)	(144)

Noncash stock compensation	6,693	5,415

Deferred income taxes	-	(1,679)

Amortization of terminated interest rate swap	1,602	-

Changes in assets and liabilities, excluding effects of acquisitions

Accounts receivable	(3,953)	(3,158)

Inventories	(19,973)	6,072

Other assets	(1,225)	9,351

Accounts payable	3,724	(18,504)

Income taxes receivable/payable	(297)	16,015

Other liabilities	(7,538)	4,922

Net cash provided by operating activities	83,435	105,525

Cash flows from investing activities

Purchases of investments	-	(776)

Maturities of short term investments	-	22,050

Purchases of property and equipment	(20,278)	(16,345)

Acquisitions of businesses, net of cash acquired of $168 and $0, at June 30, 2021 and 2020, respectively	(67,715)	(12,625)

Proceeds from sale of property and equipment	1,112	314

Other	(5)	(1,340)

Net cash used in investing activities	(86,886)	(8,722)

Cash flows from financing activities

Proceeds from vehicle and equipment notes payable	15,103	12,768

Debt issuance costs	-	(157)

Principal payments on long-term debt	(13,012)	(13,205)

Principal payments on finance lease obligations	(1,041)	(1,392)

Dividends paid	(17,607)	-

Acquisition-related obligations	(2,050)	(3,486)

Repurchase of common stock	-	(15,759)

Surrender of common stock awards by employees	(5,551)	(973)

Net cash used in financing activities	(24,158)	(22,204)

Net change in cash and cash equivalents	(27,609)	74,599

Cash and cash equivalents at beginning of period	231,520	177,889

Cash and cash equivalents at end of period	$203,911	$252,488

Supplemental disclosures of cash flow information

Net cash paid during the period for:

Interest	$12,899	$13,006

Income taxes, net of refunds	15,288	476

Supplemental disclosure of noncash activities

Right-of-use assets obtained in exchange for operating lease obligations	16,967	10,229

Release of indemnification of acquisition-related debt	2,036	-

Property and equipment obtained in exchange for finance lease obligations	1,134	600

Seller obligations in connection with acquisition of businesses	12,954	4,037

Unpaid purchases of property and equipment included in accounts payable	886	1,981

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Net income, as reported	$37,213	$25,337	$54,504	$41,325

Adjustments for adjusted net income:

Share based compensation expense	3,497	2,733	6,693	5,415

Acquisition related expenses	740	522	1,901	1,205

COVID-19 expenses [1]	1	650	53	650

Amortization expense [2]	9,178	6,724	17,574	13,404

Miscellaneous non-operating income	-	-	-	(279)

Tax impact of adjusted items at normalized tax rate [3]	(3,488)	(2,764)	(6,817)	(5,303)

Adjusted net income	$47,141	$33,202	$73,908	$56,417

Weighted average shares outstanding (diluted)	29,609,744	29,584,167	29,612,101	29,757,560
Diluted net income per share, as reported	$1.26	$0.86	$1.84	$1.39
Adjustments for adjusted net income, net of tax impact, per diluted share [4]	0.33	0.26	0.66	0.51

Diluted adjusted net income per share	$1.59	$1.12	$2.50	$1.90

[1]	Addback of employee pay, employee medical expenses, and legal fees directly attributable to COVID-19

[2]	Addback of all non-cash amortization resulting from business combinations

[3]	Normalized effective tax rate of 26% applied to periods presented for 2021 and 2020

[4]	Includes adjustments related to the items noted above, net of tax

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED GROSS PROFIT CALCULATIONS

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Gross profit	$151,886	$127,139	$277,313	$243,399

Share based compensation expense	63	65	125	161

COVID-19 expenses [1]	0	307	49	307

Adjusted gross profit	$151,949	$127,511	$277,487	$243,867

Adjusted gross profit - % Total Revenue	31.1%	32.4%	30.0%	30.8%

[1]	Addback of employee pay and employee medical expenses directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Selling expense	$22,631	$19,011	$43,489	$39,366

Administrative expense	66,474	59,060	131,551	119,255

Selling and Administrative	$89,105	$78,071	$175,040	$158,621

Share based compensation expense	3,434	2,668	6,567	5,254

Acquisition related expenses	740	522	1,901	1,205

COVID-19 expenses [1]	1	342	4	342

Adjusted Selling and Administrative	$84,930	$74,539	$166,568	$151,820

Adjusted Selling and Administrative - % Total Revenue	17.4%	18.9%	18.0%	19.2%

[1]	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Adjusted EBITDA:

Net income (GAAP)	$37,213	$25,337	$54,504	$41,325

Interest expense	7,520	7,757	15,094	15,115

Provision for income taxes	8,962	9,121	15,112	14,805

Depreciation and amortization	20,085	16,974	39,144	34,029

Miscellaneous non-operating income	-	-	-	(279)

EBITDA	73,780	59,189	123,854	104,995

Acquisition related expenses	740	522	1,901	1,205

Share based compensation expense	3,497	2,733	6,693	5,415

COVID-19 expenses [1]	1	650	53	650

Adjusted EBITDA	$78,018	$63,094	$132,501	$112,265

Adjusted EBITDA margin	16.0%	16.0%	14.3%	14.2%

[1]	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Period-over-period Growth
Sales Growth	23.9%	6.0%	16.9%	10.8%
Same Branch Sales Growth	13.1%	2.3%	7.6%	7.0%

Single-Family Sales Growth	27.7%	-0.2%	18.5%	5.1%
Single-Family Same Branch Sales Growth	18.9%	-3.5%	11.8%	1.0%

Multi-Family Sales Growth	14.1%	45.4%	16.3%	40.2%
Multi-Family Same Branch Sales Growth	3.5%	43.4%	5.0%	38.8%

Residential Sales Growth	25.3%	5.6%	18.2%	9.7%
Residential Same Branch Sales Growth	16.2%	2.5%	10.7%	5.9%

Commercial Sales Growth[1]	15.0%	12.3%	8.8%	19.1%
Commercial Same Branch Sales Growth	-5.3%	6.6%	-9.7%	14.9%

Same Branch Sales Growth [2]
Volume Growth [3]	17.0%	-2.1%	13.5%	-1.2%
Price/Mix Growth [3]	-2.7%	4.8%	-4.4%	8.4%
Large Commercial Same Branch Sales Growth [4]	-0.1%	-0.4%	-6.5%	5.8%

U.S. Housing Market [5]
Total Completions Growth	12.2%	-2.2%	10.8%	-1.4%
Single-Family Completions Growth	7.6%	-1.5%	9.3%	1.3%
Multi-Family Completions Growth	23.0%	-4.3%	13.0%	-8.0%

[1]	Our commercial end market consists of large and light commercial projects.

[2]

During the six months ended June 30, 2021, we changed the classification of one of our branches to the large commercial subset of the commercial end market, based on the type of work this branch performs. While this change is immaterial to the sales growth calculations, it affects comparability to the corresponding prior year metric as the change was made prospectively beginning January 1, 2021. We continually evaluate the branch classifications utilized in our sales growth metrics based on changes in our business and operations over time and future changes may occur to these classifications.

[3]	Excludes the large commercial end market.

[4]

The large commercial end market, as a subset of our total commercial market, comprises certain of our branches working on projects constructed in steel and concrete, which are much larger than our average job. This market is excluded from the above same branch price/mix and volume growth metrics as to not skew the rates given the much larger per-job revenue compared to our average job.

[5]	U.S. Census Bureau data, as revised.

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(unaudited, in thousands)

	Three months ended June 30,				Six months ended June 30,
	2021	% Total	2020	% Total	2021	% Total	2020	% Total
Revenue Increase
Same Branch	$51,474	54.7%	$8,680	39.2%	$60,251	45.0%	$50,128	64.8%
Acquired	42,686	45.3%	13,444	60.8%	73,644	55.0%	27,192	35.2%

Total	$94,160	100.0%	$22,124	100.0%	$133,895	100.0%	$77,320	100.0%

		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution
Adjusted EBITDA
Same Branch	$6,871	13.3%	$11,217	129.2%	$7,791	12.9%	$22,503	44.9%
Acquired	8,053	18.9%	2,247	16.7%	12,446	16.9%	4,481	16.5%

Total	$14,924	15.8%	$13,464	60.9%	$20,237	15.1%	$26,984	34.9%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net